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                                                                                                 EXHIBIT 12

                     KENTUCKY POWER COMPANY
        Computation of Ratio of Earnings to Fixed Charges
                (in thousands except ratio data)
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                                                                                                    Twelve
                                                                                                    Months
                                                              Year Ended December 31,               Ended
                                                  1991       1992       1993       1994      1995   9/30/96
Fixed Charges:
  Interest on First Mortgage Bonds . . . . . .  $11,064    $13,275    $17,472   $19,090   $19,090   $16,176
  Interest on Junior Subordinated
    Deferrable Interest Debentures . . . . . .     -          -          -         -        2,422     3,488
  Interest on Other Long-term Debt . . . . . .    9,345      7,668      2,033      -         -        1,681
  Interest on Short-term Debt. . . . . . . . .      856        413      1,001     1,621     2,242     2,692
  Miscellaneous Interest Charges . . . . . . .    1,027        861        523       485       510       539
  Estimated Interest Element in Lease Rentals.      800        800        800       700       700       700
       Total Fixed Charges . . . . . . . . . .  $23,092    $23,017    $21,829   $21,896   $24,964   $25,276

Earnings:
  Net Income . . . . . . . . . . . . . . . . .  $28,465    $26,537    $18,031   $25,273   $25,128   $22,332
  Plus Federal Income Taxes. . . . . . . . . .    5,662      1,465      1,620     2,178     3,914     6,496
  Plus State Income Taxes. . . . . . . . . . .    2,389      1,891      1,116     1,154     1,420     1,561
  Plus Fixed Charges (as above). . . . . . . .   23,092     23,017     21,829    21,896    24,964    25,276
       Total Earnings. . . . . . . . . . . . .  $59,608    $52,910    $42,596   $50,501   $55,426   $55,665

Ratio of Earnings to Fixed Charges . . . . . .     2.58       2.29       1.95      2.30      2.22      2.20
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